Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES
2009 EXPLORATION AND DEVELOPMENT BUDGET

FRISCO, TEXAS, January 5, 2009 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced that it plans to spend $450 million in 2009 for development and exploration activities.

Comstock expects to drill approximately 76 (55.9 net) wells in 2009.  Comstock will drill fewer wells in 2009 as compared to 2008 but the 2009 drilling program will be focused on the Company's higher return opportunities, including its extensive acreage position in the Haynesville Shale.  Comstock's East Texas/North Louisiana operating region accounts for the largest portion of the 2009 budget with forecasted expenditures of $399 million. Comstock has budgeted to drill 66 (49.1 net) development wells in this region in 2009, which includes forty-three (32.0 net) Haynesville Shale horizontal wells and five (4.5 net) Cotton Valley horizontal wells.  Comstock expects to spend $51 million in its South Texas region to drill 10 (6.8 net) wells in 2009.

"Our 2009 drilling program is focused on continued exploitation of our East Texas/North Louisiana acreage position including proving up the emerging Haynesville Shale play and continued development of our properties in our South Texas region" stated M. Jay Allison, Chairman and Chief Executive Officer of Comstock.  "We anticipate that our 2009 drilling program will provide for strong reserve growth which will be our focus for this year.  Given lower natural gas prices, we plan to defer much of our Cotton Valley development drilling which has been the largest contributor to our production growth in 2008."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.   The Company's stock is traded on the New York Stock Exchange under the symbol CRK.